UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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Form 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 23, 2017

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Cimpress N.V.
(Exact Name of Registrant as Specified in Its Charter)

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The Netherlands	000-51539	98-0417483
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Hudsonweg 8
Venlo	5928 LW
The Netherlands	(Zip Code)
(Address of Principal Executive Offices)
Registrant’s telephone number, including area code: 31-77-850-7700

Not applicable
(Former Name or Former Address, if Changed Since Last Report)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

o	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

o	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

o	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

o	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.    Results of Operations and Financial Condition

On January 25, 2017, Cimpress N.V. issued a press release announcing its financial results for the second quarter ended December 31, 2016 and posted on its web site (ir.cimpress.com) a presentation with a script discussing its first quarter financial results. The full text of the press release is furnished as Exhibit 99.1 to this report, and the presentation with the script is furnished as Exhibit 99.2.

The information in this Item 2.02 and the exhibits to this report are not "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section, nor are they incorporated by reference in any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except as expressly set forth by specific reference in such a filing.

Item 2.05.    Costs Associated With Exit or Disposal Activities

On January 23, 2017, the Supervisory Board of Cimpress N.V. approved a plan to restructure the company and implement organizational changes that will deeply decentralize the company’s operations in order to improve accountability for customer satisfaction and capital returns, simplify decision-making, improve the speed of execution, further develop the company’s cadre of general managers, and preserve and release entrepreneurial energy.

Cimpress intends to transfer approximately 3,000 team members that are currently part of central teams into its business units. It also intends to reduce the scope of certain other roles and functions that are currently performed centrally, which would lead to the elimination of approximately 160 positions, or approximately 1.6 percent of its current workforce, and reduce planned hiring in targeted areas. As part of the changes, the company announced that it intends to eliminate the positions of four Cimpress executive officers who, as a result, will leave the company.

Cimpress expects to complete the majority of the changes during the third quarter of fiscal year 2017. Certain of the planned actions are subject to mandatory consultations with employees, works councils and governmental authorities. Cimpress estimates it will incur an aggregate pre-tax restructuring charge of approximately $28 million to $31 million, which includes $22 million to $25 million of severance-related expense and approximately $6 million of other restructuring charges. Of the total estimated restructuring charge, Cimpress expects approximately $19 million to $21 million of cash expenditures, of which the majority is expected to be paid by the end of fiscal year 2017, and approximately $9 million to $10 million of non-cash expenditures, consisting primarily of accelerated share-based compensation expense. The actual timing and costs of the plan may differ from our current expectations and estimates.

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On January 23, 2017, in connection with the organizational changes described above, Cimpress' Supervisory Board approved the elimination of Donald Nelson's position as Executive Vice President and President, Mass Customization Platform effective January 23, 2017, and Mr. Nelson is expected to leave the company on or about February 28, 2017.

In addition, due to the decentralization of teams and reduction of activities performed centrally, we expect three other Cimpress executive officers to depart the company:

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Our manufacturing plants will be decentralized to the business units for which they most often fulfill orders. As a result, we expect to eliminate the executive oversight position currently held by Wilhelm Jacobs, Chief Supply Chain Officer, subject to compliance with local labor laws and related works council consultation.

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Significant portions of our corporate functions will be decentralized and in some cases reduced thereby necessitating less executive oversight. As a result, we expect Ashley Hubka, chief strategy officer, and Lawrence Gold, chief legal officer, will also leave the company.

Item 7.01.    Regulation FD Disclosure

On January 25, 2017, Cimpress N.V. issued a press release about the restructuring and organizational changes described above. The full text of the press release is furnished as Exhibit 99.3 to this report.

The information in this Item 7.01 and the exhibits to this report are not "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section, nor are they incorporated by reference in any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except as expressly set forth by specific reference in such a filing.

Item 9.01.    Financial Statements and Exhibits

(d)    Exhibits

See the Exhibit Index attached to this report.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 25, 2017	CIMPRESS N.V.

	By:	/s/Sean E. Quinn
Sean E. Quinn
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit
No.	Description
99.1	Press release dated January 25, 2017 entitled “Cimpress Reports Second Quarter Fiscal Year 2017 Financial Results”
99.2	Presentation and script dated January 25, 2017 entitled "Cimpress N.V. Q2 Fiscal Year 2017 Earnings presentation, commentary & financial results supplement"
99.3	Press release dated January 25, 2017 entitled “Cimpress to Decentralize its Organizational Structure”